Exhibit 4.1
                                WAIVER AGREEMENT
                     BETWEEN BRAMWELL CAPITAL CORPORATON
                    AND RAMTRON INTERNATIONAL CORPORATION

This Waiver Agreement (this "Agreement"), dated as of August 18, 2003 (the "Effective Date"), is by and between Bramwell Capital Corporation (the "Purchaser") and Ramtron International Corporation, a Delaware corporation (the "Company").

The Purchaser and the Company entered into a Securities Purchase Agreement, dated as of March 14, 2002 (as amended, the "Securities Purchase Agreement"), pursuant to which the Company issued to the Purchaser a 5% Secured Convertible Debenture (the "Debenture") and a Warrant to purchase common stock of the Company (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Securities Purchase Agreement and the Debenture, as applicable.

An Event of Default has occurred under Section 6(d)(ix) of the Debenture as of July 30, 2003 (the "Existing EBITDA Event of Default") and, accordingly, the Company has asked the Purchaser to waive its rights with respect to such Event of Default, including its right to effect a Mandatory Redemption, upon the terms and subject to the conditions set forth in this Agreement.

The parties hereby agree as follows:

1.  Waiver.

    (a) In consideration of the performance by the Company of its obligations hereunder, the Purchaser agrees to waive the Existing EBITDA Event of Default, and to refrain from exercising all rights and remedies under the Securities Purchase Agreement or the Debenture that would otherwise be available to it with respect to the Existing EBITDA Event of Default or any other Event of Default arising under Section 6(d)(ix) of the Debenture (the "Waiver"); provided; however, that the Waiver shall be effective only with respect to EBITDA Target Periods that occur on or before December 31, 2003 (the "Waiver Expiration Date"). For the avoidance of doubt, the parties acknowledge that the Waiver shall not apply to any Event of Default arising under Section 6(d)(ix) of the Debenture (each, an "EBITDA Event of Default"), including without limitation the Existing EBITDA Event of Default, to the extent that it relates to an EBITDA Target Period occurring after the Waiver Expiration Date. The Waiver shall not constitute a waiver of any event, condition, term or provision of or under the Securities Purchase Agreement or the Debenture other than the Existing EBITDA Event of Default or any other EBITDA Event of Default to the extent, in either such case, that it relates to the EBITDA Target Periods specified above, regardless of whether such event or condition exists as of the Effective Date or in the future. Other than the provisions expressly waived hereby, the Securities Purchase Agreement and the Debenture shall remain in full force and effect, and the Purchaser reserves all of its rights and remedies thereunder.

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    (b)  In the event that the Company fails (i) to make a Waiver Payment
(as defined in paragraph 2(a) below) when such payment is due or (ii) to fulfill any of its other obligations under this Agreement in accordance with the terms hereof, upon delivery of written notice thereof from the Purchaser to the Company (a "Termination Notice"), the Waiver will terminate ab initio and the Purchaser will regain all of its rights and remedies under the Securities Purchase Agreement and the Debenture with respect to all EBITDA Events of Default, including without limitation, the Purchaser's right to effect a Mandatory Redemption under the Debenture at any time following delivery of the Termination Notice, without regard to whether the Existing EBITDA Event of Default, or any other EBITDA Event of Default, is then continuing.

2. Waiver Payments; Amendment to Warrant Terms. As an inducement for and in consideration of the execution and delivery of this Agreement by the Purchaser, the Company agrees that:

    (a) The Company shall pay to the Purchaser, by wire transfer in immediately available funds to such account or accounts as may be designated by the Purchaser, the following amounts on the respective dates indicated:

           (i)  $400,000 on the Effective Date;
          (ii)  $300,000 on or before December 31, 2003; and
         (iii) $125,000 on each of the following dates: March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004.

Upon payment of each such amount to the Purchaser, the Company shall also pay to the Purchaser the amount of unpaid interest accrued on such amount in accordance with the terms of the Debenture. Each payment specified in this paragraph 2(a), including the unpaid interest accrued thereon, is referred to herein as a "Waiver Payment". The Company agrees that its obligation to make Waiver Payments is unconditional and absolute regardless of the expiration or termination of the Waiver; provided, however, that the Purchaser shall have the right, exercisable in its sole discretion upon written notice to the Company delivered prior to the applicable payment date for a Waiver Payment, to waive such Waiver Payment, in which event (x) the Company shall have no further obligation or right to make such Waiver Payment and (y) the amount owed under the Debenture shall not be reduced by the amount of such Waiver Payment. Interest at the Default Interest Rate shall accrue on the amount of any Waiver Payment that is not paid when due or waived by the Purchaser.

    (b) The Warrant is hereby amended so that, from and after the Effective Date, (i) the Expiration Date shall be the sixth (6th) anniversary of the Issue Date, and (ii) the Exercise Price shall be equal to 150% of the average Closing Bid Price for the Common Stock during the period of five (5) Trading Days immediately preceding the Effective Date, but not greater than $3.76 (subject to adjustment as provided in the Warrant). Other than as amended hereby, the Warrant will remain in full force and effect. The Company agrees that such amendments to the Warrant shall remain effective regardless of the expiration or termination of the Waiver.

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3.  Stock Payment Option.

    (a) In the event that the Company fails to make a Waiver Payment on the date on which such payment is due, the Purchaser may at any time thereafter, in lieu of delivering a Termination Notice to the Company, convert the amount of such Waiver Payment into Common Stock (the "Stock Payment
Option").   In order to exercise the Stock Payment Option, the Purchaser must deliver a written notice to the Company (a "Stock Payment Notice") stating its intention to do so. Following delivery of the Stock Payment Notice, the Purchaser shall have the right, at any time and from time to time during the period of sixty (60) Trading Days following the date of the Stock Payment Notice, to convert all or a portion of such Waiver Payment into shares of Common Stock (the "Stock Option Shares") by delivering to the Company, prior to 7:00 p.m., eastern time, on each day on which the Purchaser wishes to convert a Waiver Payment (or portion thereof), a written notice to such effect (a "Waiver Payment Conversion Notice"). The number of Stock Option Shares issuable to the Purchaser upon each such conversion shall be determined by dividing the amount of such Waiver Payment being converted by the lower of (i) the Applicable VWAP (as defined below) and
(ii) the Conversion Price then in effect. Each Waiver Payment Conversion Notice must specify the amount of the Waiver Payment (including any default interest) being converted, the Applicable VWAP, and the number of Stock Option Shares issuable to the Purchaser. Upon delivery of a Waiver Payment Conversion Notice, the Company shall deliver to the Purchaser, no later than the close of business on the fifth (5th) Business Day following the date of the Waiver Payment Conversion Notice, the number of Stock Option Shares specified therein in accordance with the delivery procedures described in
Section 3(d) of the Debenture. The Purchaser may rescind a Stock Payment Notice at any time with respect to the unconverted portion of a Waiver Payment in the event of a breach of this Agreement, the Securities Purchase Agreement or the Debenture (other than any breach that is expressly waived pursuant to this Agreement), in which case the Purchaser shall regain the right, in its sole discretion and exercisable at any time, either to deliver a replacement Stock Payment Notice with respect to such Waiver Payment or to deliver a Termination Notice. If any issuance of Stock Option Shares would create a fractional share, such fractional share shall be disregarded and the number of Stock Option Shares issuable shall be the next higher whole number of shares.

    (b) In no event shall the Purchaser be permitted to deliver a Waiver Payment Conversion Notice to the extent that the number of Stock Option Shares issuable thereby to the Purchaser would, when added to the number of shares of Common Stock beneficially owned by the Purchaser (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 3(b)), exceed 9.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained herein shall be deemed to restrict the right of the Purchaser to deliver a Waiver Payment Conversion Notice at such time as such conversion will not violate the provisions of this paragraph 3(b). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder.

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    (c)  All Stock Option Shares issued pursuant to the Stock Payment Option shall be deemed to constitute, immediately upon issuance thereof, Registrable Securities (as defined in the Registration Rights Agreement) for all purposes under the Registration Rights Agreement, including without limitation, Section 4(k) thereof. The Company agrees that, in addition to its obligations under the Registration Rights Agreement, it will, within fifteen (15) Business Days following the Effective Date, file an amendment to the Registration Statement that will permit the resale thereunder of all Stock Option Shares issued pursuant to the Stock Payment Option. The
Company acknowledges that the Stock Option Shares, upon issuance thereof to the Purchaser in accordance with the terms hereof, will be deemed to have been held continuously by the Purchaser, for purposes of Rule 144 under the Securities Act, during the period beginning on the date on which the Debenture was issued to the Purchaser through the date of such issuance.

    (d) For purposes hereof, "Applicable VWAP" means, on any day, ninety percent (90%) of the daily VWAP for such day, if such day is a Trading Day or, if such day is not a Trading Day, for the immediately preceding Trading Day.

4. Notices. Any notice, demand or request required or permitted to be given by the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and
(iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as described in the Securities Purchase Agreement.

5. Entire Agreement; Amendments. This Agreement, together with the Securities Purchase Agreement, Debenture and Warrant, constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior agreements or understandings, whether written or oral, between the parties. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Purchaser, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such waiver is sought.

6. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Purchaser may assign its rights and obligations hereunder, in connection with any private sale or transfer of a Debenture or Warrant (or part thereof) in accordance with the terms

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hereof, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "Purchaser" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign it rights or obligations under this Agreement.

7. Independent Nature of Purchaser's Rights and Obligations. The parties acknowledge that the Company may enter into waiver agreements substantially similar to this Agreement with other holders of Debentures or Warrants ("Other Agreements"), and that the Other Agreements have been negotiated separately and independently. Nothing contained herein or in any Other Agreement, and no action taken by the Company, the Purchaser or any such holder pursuant hereto or thereto, shall be deemed to constitute the Purchaser and any such holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchaser and any such holder are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. The Company agrees that if, at any time, the terms of any Other Agreement offer to a holder economic benefits that are materially better than those provided to the Purchaser under this Agreement, the Company must notify the Purchaser of such terms and provide the Purchaser with the right to include such terms in this Agreement.

8. Injunctive Relief. The Company acknowledges and agrees that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser and that the remedy or remedies at law for any such breach will be inadequate and agrees, in the event of any such breach, in addition to all other available remedies, the Purchaser shall be entitled to an injunction restraining any breach and requiring immediate and specific performance of such obligations without the necessity of showing economic loss.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

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10.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12. Usage. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

13. Transfer of Interest. The Purchaser represents that it has not transferred to a third party any interest in the Warrant or the Debenture issued to it under the Securities Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

RAMTRON INTERNATIONAL CORPORATION


By: /S/  LuAnn D. Hanson
   ---------------------
Name:  LuAnn D. Hanson
Title:  Chief Financial Officer


BRAMWELL CAPITAL CORPORATION


By: /S/  Ken Henderson
   -----------------------
Name:  Ken Henderson
Title:  Attorney-in-Fact

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